Exhibit 5.1

Alan D. Hambelton +1 206 452 8759 ahambleton@cooley.com

March 1, 2023

Cytokinetics, Incorporated

110 East 59th Street

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the registration for sale of shares of its common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $300,000,000 million (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-268483) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated March 1, 2023 to be filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Amended and Restated Controlled Equity OfferingSM Sales Agreement, dated March 1, 2023, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s certificate of incorporation and Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 15,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of the Common Stock issuable under the Agreement to exceed the number of shares available for issuance by the Company.

Cooley LLP 1700 Seventh Avenue Suite 1900 Seattle, WA 98101-1355
t: +1 206 452 8700 f: +1 206 452 8800 cooley.com

Cytokinetics, Incorporated March 1, 2023 Page Two

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Annual Report on Form 10-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By: /s/ Alan D. Hambelton

Alan D. Hambelton

Cooley LLP 1700 Seventh Avenue Suite 1900 Seattle, WA 98101-1355
t: +1 206 452 8700 f: +1 206 452 8800 cooley.com